Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Information

On April 1, 2024, Shenandoah Telecommunications Company (“Shentel” or the “Company”), completed its previously announced acquisition of Horizon Acquisition Parent LLC, a Delaware limited liability company (“Horizon”), pursuant to the terms of an Agreement and Plan of Merger, dated October 24, 2023, by and among Shentel, Horizon, the sellers set forth on the signature pages thereto (each, a “Seller” and collectively, the “Sellers”) and the other parties thereto (as amended by the First Amendment to Agreement and Plan of Merger, dated April 1, 2024, the “Merger Agreement”).

Subject to the terms and conditions of the Merger Agreement, on the Closing Date, Shentel acquired 100% of the outstanding equity interests of Horizon in exchange for (i) issuing 4,100,375 shares of Shentel’s common stock, no par value, to an investment fund managed by affiliates of GCM Grosvenor, which is one of the Sellers; and (ii) paying $305 million in cash consideration to the other Sellers and certain third parties, including Horizon’s existing lenders to discharge debt (collectively, the “Horizon Transaction”).

In addition, Shentel paid certain Sellers an additional amount of approximately $39 million based on Horizon’s capital expenditures funded by capital contributions of such Sellers between July 1, 2023 and the Closing Date, plus interest in the amount of 6.00% per annum.

Contemporaneously with the execution of the Merger Agreement, on October 24, 2023, Shentel and Shentel Broadband Holding Inc., a wholly-owned subsidiary of Shentel (“Shentel Broadband”), entered into an investment agreement (the “Investment Agreement”) with ECP Fiber Holdings, LP, a Delaware limited partnership (“ECP Investor”), and, solely for the limited purposes set forth therein, Hill City Holdings, LP, a Delaware limited partnership affiliated with ECP Investor. Subject to the terms and conditions set forth in the Investment Agreement, on April 1, 2024, Shentel Broadband issued to ECP Investor 81,000 shares of Shentel Broadband’s 7% Series A Participating Exchangeable Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), at a purchase price of $1,000 per share in exchange for $81 million in cash. The Series A Preferred Stock is exchangeable in certain circumstances for shares of Common Stock at an exchange price of $24.50 per share (as it may be adjusted pursuant to customary terms of the Investment Agreement).

In connection with the Horizon Transaction, Shentel entered into Amendment No. 3 to the Credit Agreement, Incremental Term Loan Funding Agreement, Joinder and Assignment and Assumption (the “Third Amendment”) to its existing Credit Agreement, dated as of July 1, 2021, with various financial institutions party thereto (the “Lenders”) and CoBank, ACB, as administrative agent for the Lenders (as previously amended by Amendment No. 1 to Credit Agreement, dated as of May 17, 2023, and Consent and Amendment No. 2 to Credit Agreement, dated October 24, 2023, the “Credit Agreement”). The Third Amendment provides for, among other things, incremental delay draw term loan commitments under the Credit Agreement in an aggregate amount equal to $225 million and an increase in the revolving commitment under the Credit Agreement in an amount equal to $50 million.

The Company has accounted for the acquisition of Horizon under the acquisition method of accounting, in accordance with Financial Accounting Standards Board Accounting Standards Codification 805, “Business Combinations”. Under the acquisition method of accounting, the total purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed in connection with the acquisition based on their estimated fair values. The preliminary allocation of the purchase price was based upon management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed, and such estimates and assumptions are subject to change.

On April 4, 2024, the Company filed a Current Report on Form 8-K/A reporting the initial closing of its previously disclosed sale of substantially all of the Company’s tower portfolio and operations (the “Tower Portfolio”) to Vertical Bridge Holdco, LLC on March 29, 2024, for $309.9 million in cash (the “Tower Transaction”). The Form 8-K/A included the unaudited pro forma consolidated financial information required by Item 9.01(b) of Form 8-K. The estimated net cash proceeds from the sale of the Tower Portfolio was updated in the unaudited pro forma condensed combined financial information below.

The following unaudited pro forma condensed combined financial information has been prepared to give effect to the completed Horizon Transaction, Investment Agreement, Third Amendment to the Credit Agreement, and Tower Transaction. These pro forma adjustments are described in the accompanying notes. The unaudited pro forma condensed combined balance sheet as of December 31, 2023 gives effect to the Horizon acquisition, Investment Agreement, Third Amendment to the Credit Agreement, and Tower Transaction as if they had occurred on December 31, 2023 and is derived from the audited consolidated financial statements of the Company and Horizon as of December 31, 2023. The unaudited pro forma condensed combined statement of comprehensive income (loss) for the year ended December 31, 2023 give effect to the Horizon Transaction, Investment Agreement, Third Amendment to the Credit Agreement, and Tower Transaction as if they had occurred on January 1, 2023 and are derived from the audited consolidated financial statements of the Company and Horizon for the year ended December 31, 2023.

The unaudited pro forma condensed combined financial information has been prepared for informational purposes only and is not necessarily indicative of the combined financial position or results of operations in future periods or the results that actually would have been realized had the Horizon Transaction, Investment Agreement, Third Amendment to the Credit Agreement, and Tower Transaction actually occurred on the dates indicated above. The adjustments necessary to present fairly the unaudited pro forma condensed combined financial information have been made based on available information and, in the opinion of management, are reasonable.

The unaudited pro forma condensed combined statements of comprehensive income (loss) do not reflect cost savings expected to be realized from the elimination of certain expenses and synergies expected to be created or the costs to achieve such cost savings or synergies. Such costs may be material and no assurance can be given that cost savings or synergies will be realized.

This unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes, and the audited consolidated financial statements and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and Horizon’s audited consolidated financial statements and the related notes included in Exhibits 99.1 of this Form 8-K.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2023

	Historical				Pro Forma Adjustments
(in thousands)	Shentel	Horizon	Reclassification Adjustments		Acquisition Accounting		Tower Transaction (g)	Pro-Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$139,255	$7,808	$—		$(268,356)	(h)	$305,827	$184,534
Accounts receivable, net	19,782	6,064	—		—		—	25,846
Income taxes receivable	4,691	164	—		—		—	4,855
Inventories	—	36,704	(36,694)	(a)	(10)	(i)
Prepaid expenses and other	11,782	2,473	—		8,715	(i,j)	—	22,970
Current assets held for sale	561	—	—		—		—	561
Total current assets	176,071	53,213	(36,694)		(259,651)		305,827	238,766

Investments	13,198	1,700	—		—		—	14,898
Property, plant and equipment, net	879,499	273,767	37,505	(a,b)	70,556	(i)	(29,162)	1,232,165
Goodwill and intangible assets, net	81,123	90,899	—		(11,464)	(i)	—	160,558
Financing lease right-of-use assets	—	811	(811)	(b)	—		—	—
Operating lease right-of-use assets	50,640	9,134	—		(4,951)	(i)	(36,237)	18,586
Deferred charges and other assets	13,698	2,704	—		424	(j)	(2,137)	14,689
Total assets	$1,214,229	$432,228	$—		$(205,086)		$238,291	$1,679,662

LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt, net of unamortized loan fees	$7,095	$3,082	$—		$(3,082)	(j)	$—	$7,095
Accounts payable	53,546	782	—		173	(i)	—	54,501
Advanced billings and customer deposits	13,241	2,249	—		126	(i)	(847)	14,769
Accrued compensation	11,749	—	3,004	(c)	—		—	14,753
Current financing lease liabilities	—	199	(199)	(d)	—		—	—
Current operating lease liabilities	3,081	1,095	—		(443)	(i)	(878)	2,855
Accrued liabilities and other	9,643	15,394	(2,805)	(c,d)	7,242	(i,j,n)	(1,816)	27,658
Total current liabilities	98,355	22,801	—		4,016		(3,541)	121,631

Long-term debt, less current maturities, net of unamortized loan fees	292,804	247,768	—		(247,768)	(j)	—	292,804
Other long-term liabilities:
Deferred income taxes	88,147	1,530	—		25,062	(k)	(2,087)	112,652
Asset retirement obligations	10,069	—	—		—		(9,516)	553
Benefit plan obligations	3,943	822	—		—		—	4,765
Non-current financing lease liabilities	—	521	(521)	(e)	—		—	—
Non-current operating lease liabilities	48,358	4,529	—		(921)	(i)	(39,534)	12,432
Other liabilities	19,883	25,561	521	(e)	(1,579)	(i)	(3,550)	40,836
Total other long-term liabilities	170,400	32,963	—		22,562		(54,687)	171,238

Temporary equity:
Redeemable noncontrolling interest	—	—	—		79,380	(m)	—	79,380

Shareholders' equity:
Common stock	—	—	—		—		—	—
Additional paid-in capital	66,933	186,517	—		(114,198)	(i,l)	—	139,252
Retained earnings (accumulated deficit)	584,069	(54,392)	—		47,493	(l,n)	296,519	873,689
Accumulated other comprehensive income	1,668	(3,429)	—		3,429	(l)	—	1,668
Total shareholders' equity	652,670	128,696	—		(63,276)		296,519	1,014,609
Total liabilities, temporary equity and shareholders' equity	$1,214,229	$432,228	$—		$(205,086)		$238,291	$1,679,662

Unaudited Pro Forma Condensed Combined Statement of Comprehensive Income (Loss)
Year Ended December 31, 2023

	Historical				Pro Forma Adjustments
(in thousands)	Shentel	Horizon	Reclassification Adjustments		Acquisition Accounting		Tower Transaction (o)	Pro-Forma Combined

Service revenue and other	$287,379	$66,687	$—		$39	(p)	$(18,247)	$335,858

Operating Expenses:
Cost of services exclusive of depreciation and amortization	106,101	27,249	—		3,571	(p)	(5,251)	131,670
Selling, general and administrative	103,631	—	28,180	(f)	(8,084)	(p,q)	(1,412)	122,315
Marketing and selling	—	9,242	(9,242	)(f)	—		—	—
General and administrative	—	17,682	(17,682	)(f)	—		—	—
Management Fees	—	576	(576	)(f)	—		—	—
Impairment expense	2,552	—	—		—		—	2,552
Depreciation and amortization	65,471	17,171	(680	)(f)	16,522	(r)	(2,103)	96,381
Total operating expenses	277,755	71,920	—		12,009		(8,766)	352,918
Operating income (loss)	9,624	(5,233)	—		(11,970)		(9,481)	(17,060)
Other income:
Other income, net	1,387	(24,821)	—		22,048	(s,t)	—	(1,386)
Income (loss) from continuing operations before income taxes	11,011	(30,054)	—		10,078		(9,481)	(18,446)
Income tax expense (benefit)	2,973	(6,300)	—		2,623	(u)	(2,479)	(3,183)
Income (loss) from continuing operations	8,038	(23,754)	—		7,455		(7,002)	(15,263)
Net income attributable to redeemable noncontrolling interest	—	—	—		5,821	(v)	—	5,821
Net income (loss) from continuing operations attributable to common shareholders	$8,038	$(23,754)	$—		$1,634		$(7,002)	$(21,084)

Basic - Income (loss) from continuing operations attributable to common shareholders	$0.16							$(0.39)

Diluted - Income (loss) from continuing operations attributable to common shareholders	$0.16							$(0.39)

Weighted average shares outstanding, basic	50,396				4,100	(w)		54,496
Weighted average shares outstanding, diluted	50,715				3,781	(w,x)		54,496

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Basis of Presentation

The historical consolidated financial information has been adjusted, in accordance with Article 11 of Regulation S-X, to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined consolidated statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Horizon Transaction, Investment Agreement, Third Amendment to the Credit Agreement, and Tower Transaction. The unaudited pro forma condensed combined financial information does not reflect any integration activities or cost savings from operating efficiencies, synergies, asset dispositions or other events that could result from the Horizon Transaction.

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Horizon are recorded at the acquisition date fair values. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of December 31, 2023, and have been prepared to illustrate the estimated effect of the transaction. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustments as additional information becomes available and as additional analyses and final valuations are conducted following completion of the transaction. There can be no assurances that these additional analyses and final valuations will not result in material changes to the estimates of fair value set forth below.

Contemporaneously with the Horizon Transaction, Shentel and Shentel Broadband Holding Inc., a wholly-owned subsidiary of Shentel (“Shentel Broadband”), entered into an investment agreement (the “Investment Agreement”) with a third party. Subject to the terms and conditions set forth in the Investment Agreement, on April 1, 2024, Shentel Broadband issued 81,000 shares of Shentel Broadband’s 7% Series A Participating Exchangeable Perpetual Preferred Stock, par value $0.01 per share, at a purchase price of $1,000 per share in exchange for $81.0 million in cash. The Company incurred approximately $1.6 million of fees, which are presented as a reduction of redeemable non-controlling interest in the unaudited pro forma condensed combined balance sheet.

In connection with the Horizon Transaction, the Company entered into Amendment No. 3 to the Credit Agreement and, among other things, provided incremental delay draw term loan commitments under the Credit Agreement in an aggregate amount equal to $225.0 million and an increase in the revolving commitment under the Credit Agreement in an amount equal to $50.0 million. The Company incurred approximately $4.4 million of financing fees, which are presented as a reduction of long-term debt and are amortized through interest expense in the unaudited pro forma condensed combined consolidated statements of operations.

We have incurred and expect to incur transaction and integration expenditures, excluding financing fees described above, which includes amounts for severance and change in control payments, and transition and integration costs related to the acquisition. These charges have been excluded from the unaudited pro forma condensed combined statement of comprehensive income (loss).

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

Purchase Price Components

Cash	$344,356
Common shares	71,839
Purchase price	$416,195

Preliminary Purchase Price Allocation

The following table sets forth a preliminary allocation of the estimated purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Horizon, with the excess recorded as goodwill (dollars in thousands):

Current and other assets	$10,933
Property, plant and equipment	386,447
Goodwill	67,403
Intangible assets	12,032
Operating lease right-of-use assets	4,538
Other long-term assets	3,748
Total assets	$485,101

Current liabilities	13,958
Deferred tax liabilities	25,063
Other long-term liabilities	25,989
Non-current operating lease liability	3,896
Total liabilities	$68,906

Purchase price	$416,195

Acquisition date fair values for property, plant and equipment were calculated utilizing a cost approach that estimates the fair value of property, plant and equipment needed to replace the functionality provided by the existing property and equipment. The acquired assets will be depreciated over the estimated remaining useful life on a straight-line basis.

Reclassification Adjustments

The reclassification adjustments to the historical presentation of Horizon’s income statement and balance sheet were made to conform Horizon’s presentation to Shentel’s presentation. Further review of Horizon’s financial statements may result in additional reclassifications to conform to Shentel’s presentation. Shentel does not expect that any such revision would be material. The reclassification adjustments are presented below.

Reclassifications Reflected on the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2023

a.	Reclassifies plant under construction inventories of Horizon to Property, plant and equipment, net to conform to Shentel’s presentation.
b.	Reclassifies financing lease right-of-use assets of Horizon to Property, plant and equipment, net to conform to Shentel’s presentation.
c.	Reclassifies accrued compensation of Horizon to Accrued compensation to conform to Shentel’s presentation.
d.	Reclassifies current financing lease liabilities of Horizon to Accrued liabilities and other to conform to Shentel’s presentation.
e.	Reclassifies non-current financing lease liabilities of Horizon to Other liabilities to conform to Shentel’s presentation.

Reclassifications Reflected on the Unaudited Pro Forma Condensed Combined Statement of Comprehensive Income (Loss) for the year ended December 31, 2023

f.	Reclassifies general and administrative expenses, marketing and selling expenses, management fees and amortization expense of Horizon to Selling, general and administrative expenses to conform to Shentel’s presentation.

Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information to reflect the Horizon acquisition, Investment Agreement, Third Amendment to the Credit Agreement, and Tower Transaction. The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change.

Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2023

g.	Reflects the net cash proceeds from the sale of the Tower Portfolio and the elimination of the assets and liabilities of the Tower Portfolio.
h.	Reflects the net effect of the net proceeds received from the Investment Agreement and cash consideration paid in conjunction with the acquisition.
i.	Reflects the acquisition method of accounting based on the estimated fair value of the assets and liabilities of Horizon.
j.	Reflects the repayment of the outstanding principal of Horizon, offset with acquired deferred financing fees of the Third Amendment to the Credit Agreement.
k.	Reflects the change in net deferred tax liabilities as a result of recording the acquired assets and assumed liabilities.
l.	Reflects the elimination of Horizon’ historical members’ equity (deficit) accounts eliminated as part of the acquisition.
m.	Reflects the net effect of preferred equity issued under the Investment Agreement.
n.	Reflects the estimated transaction costs of Horizon and the Company that have not been incurred through December 31, 2023.

Unaudited Pro Forma Condensed Combined Statement of Comprehensive Income (Loss) for the Year Ended December 31, 2023

o.	Adjustments include the removal of historical operations of the Tower Portfolio and the addition of intercompany revenue and cost of services from continuing operations of the Company previously eliminated in consolidation.
p.	Reflects policy differences to conform to Shentel’s presentation.
q.	Reflects the elimination of non-recurring transaction related expenses incurred during the historical period by the Company and Horizon, primarily investment banking and legal fees.
r.	Reflects the changes in depreciation and amortization due to the acquisition of Horizon.

Horizon historical depreciation and amortization	$(16,491)
Depreciation of acquired property, plant and equipment assets	31,391
Amortization of acquired intangible assets	1,622
Total	$16,522

s.	Reflects the impact on interest expense due to the repayment of the outstanding principal of Horizon and amortization of deferred financing fees, as described above.
t.	Reclassifies pension and other postretirement benefits other comprehensive income presentation of Horizon to Other income, net to conform to Shentel’s presentation.
u.	Reflects the tax effect of adjustments above at the blended federal and state statutory rate of 26%.
v.	Reflects the impact of the Investment Agreement.
w.	Reflects the impact of equity issued.
x.	The impact of dilutive shares, including the impact from preferred stock on an as-coverted basis, were removed from the calculation of diluted weighted average shares outstanding due to the fact that they were anti-dilutive as a result of the combined company's net loss.